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                                                                    EXHIBIT 99.1





PRESS RELEASE                                                [INHIBITEX LOGO](R)

                                                               www.inhibitex.com


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CONTACTS:
INHIBITEX, INC.            Lilian Stern (Investors)         Kathryn Morris (Media)
Russell H. Plumb           Stern Investor Relations, Inc.   KMorrisPR
Chief Financial Officer    (212) 362-1200                   (845) 635-9828
(678) 746-1136             lilian@sternir.com               kathryn@kmorrispr.com
rplumb@inhibitex.com
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FOR IMMEDIATE RELEASE


                    DATA SAFETY MONITORING BOARD UNANIMOUSLY
            RECOMMENDS COMPLETION OF VERONATE PIVOTAL PHASE III TRIAL
                             AS ORIGINALLY DESIGNED

                   -NO SAFETY OR TRIAL DESIGN CONCERNS NOTED-

ATLANTA, Georgia -- December 5, 2005 -- Inhibitex, Inc. (Nasdaq: INHX) announced today that its independent Data Safety Monitoring Board (DSMB) met as scheduled to review clinical data from the Company's 2,000 patient pivotal Phase III clinical trial of Veronate for the prevention of hospital-associated infections in premature, very low birth weight infants. The purpose of the DSMB meeting was to review available data once 1,500 enrolled infants had completed their 70 day follow-up period in order to assess the safety profile of Veronate and the trial's overall design parameters. Based upon its review, the DSMB unanimously recommended that the trial should be completed without modification.

"Until the data is unblinded, these communications from the DSMB are our only insight into the potential outcome of this trial, so we are very encouraged with its recommendation," stated William D. Johnston, Ph.D., President and Chief Executive Officer of Inhibitex, Inc. "While we cannot predict the ultimate result of this ongoing trial, the DSMB decision further reinforces our confidence regarding our assumed rate of infection, the adequacy of the statistical design and the powering of the trial relative to its primary endpoint. We continue to expect that top line results from the trial will be available in the second quarter of 2006."

The Company previously reported that the same DSMB had met and reviewed similar clinical data after 500, 1,000 and 1,500 patients had been enrolled in the trial, and in each case, unanimously recommended that the trial should continue as designed, without modification.

ABOUT VERONATE

Veronate, a novel, antibody-based investigational drug being developed to prevent hospital-associated infections in premature, very low birth weight infants weighing 500-1,250 grams at birth, is the Company's most advanced product candidate. The primary endpoint of the pivotal Phase III trial is to demonstrate efficacy in the prevention of hospital-associated infections due to Staphylococcus aureus (S. aureus) in this infant population Secondary endpoints include a reduction in the frequency of hospital-associated infections due to Candida species (fungus) and Coagulase-negative staphylococci (CoNS), and a reduction in the mortality rate. Veronate has been granted both Fast Track designation and Orphan Drug status in the United States and has


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9005 Westside Parkway    Alpharetta, GA 30004   Tel: (678) 746-1100   Fax: (678) 746-1299
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been recommended for Orphan Medicinal Product designation in Europe. The Company has retained all world-wide rights to Veronate and, if approved, anticipates commercializing it independently in the United States.

ABOUT INHIBITEX

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM protein platform technology. In addition to Veronate, the Company's other clinical stage program is Aurexis, which is being evaluated for the adjunctive treatment of serious, life threatening S. aureus bloodstream infections in combination with antibiotics. The Company's preclinical programs include a collaboration and joint development agreement with Dyax to develop fully human monoclonal antibodies against MSCRAMM proteins on enterococci and a partnership with Wyeth to develop staphylococcal vaccines. For additional information about the Company, please visit www.inhibitex.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements other than statements of historical facts included in this press release, including statements regarding the Company's increased confidence in the adequacy of the incidence rate, statistical design and powering of the pivotal Phase III trial relative to its primary endpoint are forward-looking statements. These plans, intentions, expectations or estimates may not actually be achieved and various important factors could cause actual results or events to differ materially from the forward-looking statements that the Company makes, including risks related to the success of the Phase III Veronate trial, unanticipated incidence rates and safety or regulatory issues and other cautionary statements contained elsewhere herein, in its Annual Report on Form 10-K for the year ended December 31, 2004 and in risk factors described in or referred to in greater detail in the "Risk Factors" section of the Company's prospectus, which forms part of its Registration Statement on Form S-3, which, as amended, was declared effective by the Securities and Exchange Commission or SEC on September 21, 2005. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release.

There may be events in the future that the Company is unable to predict accurately, or over which it has no control. The Company's business, financial condition, results of operations, and prospects may change. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the Federal securities laws to update and disclose material developments related to previously disclosed information. The Company qualifies all of the information contained in this press release, and particularly its forward-looking statements, by these cautionary statements.


Inhibitex(R), MSCRAMM(R), Veronate(R) and Aurexis(R) are registered trademarks of Inhibitex, Inc.

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